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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

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                          Wabash National Corporation
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SEC 1913 (02-02)


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LETTER FROM THE PRESIDENT...


I am pleased to report that Wabash National Corporation has completed in a very timely manner our first phase of our turn-around story. Much was accomplished in 2003 culminating in the successful recapitalization of the business in the third quarter. Some highlights of our efforts are:

- SAFETY. Wabash National is a much safer place to work, significantly better than National Safety Standards for like manufacturers. We expect our workers compensation claims will drop substantially in the future. Some key metrics during 2003 were:
     -    Achieved 50% Total Recordable Incident Rate reduction
     -    Achieved 51% Days Away From Work case reduction

- QUALITY. It is essential that Wabash National lead the industry in providing the highest quality product. Waste is our enemy. As we move toward 100% First Pass Yield there will be significant cost, productivity and working capital improvements. We accomplished much in 2003, including:
     -    Achieved 88% First Pass Yield in December
     - Developed and integrated a Commercialization Process within the Company

- PRODUCTIVITY. Continuous Improvement has become a part of our culture. A great many of our associates regularly participate on teams to improve our processes. Their great effort has paid some very handsome dividends in 2003, including:
     -    Achieved 48% productivity improvement
     -    Completed over 230 formal "CI" events

- COST REDUCTION. CI events are not only attuned to productivity improvement. As we work these events we also focus on cost take-outs. Our key intent is to be the lowest cost producer of trailers in North America. In 2003, we achieved another stellar year, including:
     -    Achieved $18 million in annualized labor cost savings
     -    Achieved $ 11.2 million in purchased materials savings

- WORKING CAPITAL MANAGEMENT. A significant amount of our working capital is in the form of new and used trailers which have been sitting on our lots. Over the past three years we have made a considerable effort to turn this inventory into cash and use it to pay down debt. Total inventory at December 31, 2003 was $85 million compared to a peak of $330,000 in 2001; this is the lowest level of inventory the Company has achieved since 1994. During 2003 we again made significant progress, including:
     -    Reduced inventory by $50 million year over year
     -    The used trailer "overhang" is gone

- RESEARCH & DEVELOPMENT. Our success going forward begins with new innovative technology designed and successfully commercialized to solve our customer's problems and make them more efficient. We always listen and respond to their needs. During 2003, our accomplishments continued with our tradition, including:
     - Launched new container, WABASH(R) FreightPro(TM) and WABASH(R) DuraPlate(R) HD(TM) products
     - Initiated Project "10" with the intent to offer a 10 year maintenance free DuraPlate(R) trailer

- NEW TRAILER SALES. Our focus has historically been on the mega-sized fleets. These are the fleets that readily recognize the "Total Cost of Ownership" or the life cycle cost of capital equipment. As such, they have and continue to be proponents of our DuraPlate(R) technology. As we enter 2004, our DuraPlate(R) trailers have withstood the test of time; it's everything we said it would be. Our customers have saved significant dollars by using DuraPlate(R) trailers versus standard sheet and post trailers. This customer base represents only a small fraction of the available market, which we call the "mid-market". The "mid-market" fleets tend to emulate the leaders. We see a large market opportunity ahead of us;


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     -    Initiated focus on "mid-market" fleets with over 650 targeted accounts
     -    Acquired over 200 new customers in 2003

- RETAIL/BRANCH OPERATIONS. A continuing challenge has been the integration of our diverse retail/branch system. This was an operation that was made up of three separate acquisitions with diverse operating cultures. It was almost immediately saddled with and became more known as a used trailer dumping ground as Wabash National moved thousands of fleet trades onto the lots. We lost focus and many key associates. On top of all this, we sold our rental and leasing business and our wholesale aftermarket parts business in 2003. The road to recovery has been long and difficult. We are basically rebuilding this business from the ground up.
     - Completed divesture of 12 Retail/Branch locations and the Lafayette Mod Center with annualized savings of over $5 million
     -    Fully integrated all Branch's under common product and business plan

- FINANCIAL CONDITION. A consistent initiative within Wabash National is to become debt free as soon as possible. We were faced with the difficult task of meeting a large payment of our existing debt in April, 2004. The efforts during the past three years to rationalize our manufacturing capacity, normalize our used trailer inventories, divest international operations and to improve our manufacturing operations were critical to our recapitalization of the Company during 2003. For the second consecutive year, we reduced our total indebtedness by over $100 million, reducing our total debt since 2001 by 46%. Through our recapitalization efforts, we were successful in lowering our average cost of debt from over 10% to approximately 4%, an annual savings of approximately $20 million. As of December 31, 2003, over 50% of our outstanding indebtedness consisted of convertible notes. Effective January 1, 2004, all of the conditions for conversion of these notes into common stock of Wabash were met. As a result, we can envision the day when the Company is debt-free. Our recapitalization efforts included:
     -    Sold $125 million 3 1/4% convertible notes
     -    Established new $222 million bank line

After two very brutal years of trailer demand, we have finally seen the industry show signs of improvement. Production for trailers improved roughly 30% over 2002, although industry production was relatively flat throughout the year. Quote and order rates showed significant strength in the last four months of 2003. This activity has continued into the new-year. During 2003 most trailer manufacturers followed a similar path in an industry downturn and used pricing as a means to fill their plant capacity. We chose not to pursue some business, especially in the reefer and commodity sheet and post markets. During the fourth quarter, we began to experience commodity price increases, which we believe will continue throughout 2004. These commodity increases and a growing industry backlog have begun to firm trailer pricing.

Going forward into 2004, we see continued strength in the industry. A key forecaster, America's Commercial Transportation (ACT) Publications, is predicting another 30% growth in trailer production versus 2003. We certainly expect to grow with this demand and in addition, we expect to see our market share in the mid-market expand as we close more new accounts. We will continue to improve all aspects of our manufacturing operations with emphasis on safety, quality, and productivity and further cost reduction. Our Retail/Branch operations will significantly improve their performance. And we will certainly continue to pay down debt.

Wabash National Corporation increased its market cap by over $500 million during 2003. All of the associates appreciate the confidence implied in them and fully intend to meet or exceed expectations.

We wish to thank our suppliers, customers, stockholders and our associates for their support during these past few years as we have now positioned the Company to achieve performance levels never before attained.

                                 Sincerely,
                                 /s/ William P. Greubel
                                 President, Chief Executive Officer and Director

                             STOCKHOLDER INFORMATION


EXECUTIVE OFFICERS                                                      DIRECTORS
                                                                        David C. Burdakin
William P. Greubel                                                      President
President, Chief Executive Officer and Director                         HON Company

Rodney P. Ehrlich                                                       William P. Greubel
Senior Vice President - Chief Technology Officer                        President and Chief Executive Officer
                                                                        Wabash National Corporation
Richard J. Giromini
Senior Vice President - Chief Operating Officer                         John T. Hackett
                                                                        Chairman of the Board of Directors
Mark R. Holden                                                          Wabash National Corporation
Senior Vice President - Chief Financial Officer
                                                                        Dr. Martin C. Jischke
Timothy J. Monahan                                                      President
Senior Vice President - Human Resources                                 Purdue University

                                                                        Ludvik F. Koci
AUDITORS                                                                President
Ernst & Young                                                           Penske Transportation Components LLC
111 Monument Circle
Suite 2600                                                              Stephanie K. Kushner
Indianapolis, Indiana  46204-5120                                       Vice President and Chief Financial Officer
                                                                        Federal Signal Corporation

TRANSFER AGENT
National City Bank                                                      REQUESTS
Corporate Trust Operations                                              If stockholders request information or
PO Box 92301                                                            assistance, please write or telephone:
Cleveland, Ohio  44193-0900
(800) 622-6757                                                          Wabash National Corporation
                                                                        c/o Investor Relations
                                                                        PO Box 6129
STOCK LISTING                                                           Lafayette, Indiana  47903-6129
Symbol:  WNC                                                            (765) 771-5310
New York Stock Exchange

                                                                        INTERNET ADDRESS
                                                                        http://www.wabashnational.com


                                                                   April 1, 2004